OFS CAPITAL CORPORATION

OFS CAPITAL CORPORATION APPOINTS BILAL RASHID AS CHAIRMAN AND CEO

Jeffrey Cerny Appointed as CFO

Conference Call Scheduled for Friday, July 11, 2014 at 11:30 a.m. Eastern Time

CHICAGO, Illinois—July 10, 2014—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital” or the “Company”), a business development company (BDC), announced today that Bilal Rashid has been appointed as Chairman of the Board of Directors and Chief Executive Officer. Mr. Rashid has served on the Company’s Board of Directors since 2010 and has been a member of the Investment Committee of OFS Capital Management, LLC, the external advisor to OFS Capital (along with its affiliates, “OFS Management”), since 2010. Mr. Rashid replaces Glenn Pittson, who will remain on the Board of Directors of OFS Capital.

In addition, Jeffrey Cerny has been appointed as Chief Financial Officer and Treasurer. Mr. Cerny has served as a member of the Investment Committee of the external advisor since 2010 and replaces Robert Palmer, who has resigned from his positions as Chief Financial Officer and Treasurer.

“Our fundamental goal remains the same: to earn and deliver a consistent dividend yield to our shareholders in a world experiencing extremely low yields. Our core value of putting the interest of our shareholders first remains paramount, as demonstrated by our voluntary reduction of our management fees for this year. Being the largest shareholder of the Company, the interests of the external advisor and the management team are particularly aligned with those of the Company. I look forward to continuing the work of growing our asset origination capabilities and working with our deep bench of professionals,” said Mr. Rashid. “I, along with all the board members, want to thank Glenn for his contributions to OFS Capital since its inception and look forward to his continued engagement with the Company as a board member. Additionally, I would also like to thank Bob Palmer for his services to the Company. I am particularly pleased to have Jeff as our CFO as we execute our business plan.”

Mr. Rashid has been part of the leadership group of OFS Management since 2008 and has been actively involved in the investing and capital markets activities of the firm. Mr. Rashid has more than 18 years of experience in credit, structured credit and debt capital markets. Before joining OFS Management in 2008, Mr. Rashid was a Managing Director in the Global Markets & Investment Banking Division at Merrill Lynch, and prior to that, he was a Vice President at Natixis Capital Markets from 2003 to 2005. Mr. Rashid joined Natixis as part of a large team move from CIBC World Markets, where he was a Director from 1999 to 2003. Prior to that, he worked as a financial analyst at Lehman Brothers and as an investment analyst in the project finance area at the International Finance Corporation, which is part of the World Bank. Mr. Rashid has a B.S. in Electrical Engineering from Carnegie Mellon University and an M.B.A. from Columbia University.

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OFS CAPITAL CORPORATION

Mr. Cerny joined OFS Management in 1999 and has been part of its leadership group since 2000. He has been actively involved in the investing and corporate activities of the firm. Prior to that, Mr. Cerny held various positions at Sanwa Business Credit Corporation, American National Bank and Trust Company of Chicago and Charter Bank Group, a multi-bank holding company. Mr. Cerny holds a B.S. in Finance from Northern Illinois University, a Masters of Management in Finance and Economics from Northwestern University’s J.L. Kellogg School of Management, and a J.D. from DePaul University’s School of Law.

A conference call has been scheduled for Friday, July 11, 2014 at 11:30 a.m. Eastern Time. Mr. Rashid and Mr. Cerny will host the call.

Interested parties can listen to the call via the following:

INTERNET:	Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download and install any necessary audio software. A replay will be available for 90 days on our website at www.ofscapital.com

PHONE:	412-902-4139 / ask to join “OFS Capital Corp Call”

REPLAY:	Available through July 21, 2014 at 9:00 a.m. Eastern Time
877-344-7529 (Domestic) or 412-317-0088 (International) – conference ID#10049458

About OFS Capital Corporation

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including first-lien senior secured, second-lien senior secured, and senior secured unitranche loans, as well as unsecured subordinated debt and, to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

Contact:

Investor Relations

Mary Jensen, Vice President – Investor Relations

323.860.7485

Email: Investorrelations@ofscapital.com

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